                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)of the Securities Exchange Act of 1934

Filed by the registrant                    [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      EXCALIBUR TECHNOLOGIES CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

      --------------------------------------------------------------------
     (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):

      --------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------
     (5) Total fee paid:

      --------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount  previously paid:

         --------------------------------
     (2) Form, schedule or registration statement no.:

         --------------------------------
     (3) Filing party:

         --------------------------------
     (4) Date filed:

         --------------------------------

                       EXCALIBUR TECHNOLOGIES CORPORATION
                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Excalibur Technologies Corporation, a Delaware corporation ("Excalibur" or the "Company"), will be held at The McLean Hilton Hotel located at 7920 Jones Branch Drive, McLean, Virginia 22102, at 10:00 a.m. local time, on Thursday, June 18, 1998 for the following purposes:


            1. To elect seven directors of the Company for terms expiring at the
               1999 Annual Meeting.

            2. To consider and take action on a shareholder  proposal  described on page 5, which is opposed by the Board of Directors.

            3. To transact  such other  business as may properly come before the meeting or any adjournment thereof.

      The close of business on May 11, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      PLEASE SIGN, DATE AND MAIL YOUR PROXY IN THE ENVELOPE PROVIDED FOR YOUR CONVENIENCE. YOU MAY REVOKE THIS PROXY AT ANY TIME AND, IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

                                    By Order of the Board of Directors,

                                    James H. Buchanan
                                    Secretary

Dated:      May 20, 1998

                       EXCALIBUR TECHNOLOGIES CORPORATION


                           --------------------------

                         Annual Meeting of Shareholders

                           --------------------------


                                 PROXY STATEMENT


      This Proxy Statement is furnished to shareholders in connection with the solicitation by the Board of Directors of Excalibur Technologies Corporation, a Delaware corporation (the "Company" or "Excalibur"), of proxies for use at the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held on Thursday, June 18, 1998 at 10:00 a.m. local time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting. The Annual Meeting will be held at The McLean Hilton Hotel located at 7920 Jones Branch Drive, McLean, Virginia 22102. The Company's principal executive offices are located at 1921 Gallows Road, Suite 200, Vienna, Virginia 22182. The proxy solicitation materials are being mailed to shareholders on or about May 20, 1998.

      On May 11, 1998, there were outstanding 13,267,583 shares of common stock, par value $.01 per share, each entitled to one vote. The Board of Directors has fixed May 11, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

      A form of proxy is enclosed for use at the Annual Meeting. The proxy may be revoked by a shareholder at any time prior to the exercise thereof, and any shareholder present at the Annual Meeting may revoke his proxy thereat and vote in person if he or she so desires. When such proxy is properly executed and returned, the shares it represents will be voted in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted for the election of the nominees for directors named in Item 1 herein (unless authority to vote is withheld), and against the shareholder proposal described in Item 2 of this Proxy Statement. The Board of Directors does not anticipate that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named in the proxy will have discretion, to the extent allowed by Delaware law, to vote in accordance with their own judgment on such matters.

      The Company's Annual Report for the fiscal year ended January 31, 1998 is enclosed with this Proxy Statement for each shareholder.

                                    Item One
                              ELECTION OF DIRECTORS

General

      Seven individuals who are members of the present Board of Directors have been nominated for election as directors of the Company until the next annual meeting and until their respective successors are elected and qualified. One incumbent director has elected not to stand for re-election and his director position will remain vacant until a suitable replacement candidate can be found.

      The persons named in the proxy, who have been designated by the management, intend, unless otherwise instructed on the proxy card, to vote for the election to the Board of Directors of the persons named below. If any nominee should become unavailable to serve, the proxy may be voted for the election of another person designated by the Board of Directors. The Board has no reason to believe any of the persons named will be unable to serve if elected. The affirmative vote of the holders of a plurality of the shares of common stock voting at the Annual Meeting is necessary for the election of directors. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. The Board of Directors recommends a vote FOR the nominees listed below.


Information Concerning Directors and Nominees

      Information regarding each nominee for director is set forth in the following table.

Name                      Age             Position
----                      ---             --------

Donald R. Keough          71              Chairman of the Board of Directors

Patrick C. Condo          41              President and Chief Executive Officer,
                                          Director

Richard M. Crooks, Jr.    58              Director

John S. Hendricks         46              Director

W. Frank King III         58              Director

John G. McMillian         71              Director

Philip J. O'Reilly        60              Director

Donald R. Keough has been Chairman of the Board of Directors and a Director of the Company since June 1996. Mr. Keough has been an advisor to the Board of Directors of the Coca-Cola Company since April 15, 1993, and Chairman of the Board of Allen & Company Incorporated, a New York investment banking firm that is the Company's largest shareholder, since April 15, 1993. Mr. Keough retired as President, Chief Operating Officer and a Director of the Coca-Cola Company on April 15, 1993, where he had been employed since 1950. From 1986 to 1993, he also served as Chairman of the Board of Coca-Cola Enterprises, Inc., the world's largest bottling system. Mr. Keough serves on the Board of Directors of Allen & Company Incorporated, H.J. Heinz Company, The Washington Post Company, Home Depot, Inc. and McDonald's Corporation.

Patrick C. Condo was named President and Chief Executive Officer in November 1995, and a Director in January 1996. Mr. Condo was President from May 1995 to November 1995. He became Executive Vice President in January 1995 after serving as the Director of Business Development from November 1992. From October 1987 to November 1992, Mr. Condo held several manager level positions for Digital Equipment Corporation's Image, Video and Voice Business Unit and Software Business Group in New Hampshire.

Richard M. Crooks, Jr. has been a Director of the Company since June 1990 and was Chairman of the Board from June 1990 to June 1996. Mr. Crooks has been President of RMC Consultants, a financial advisory services firm, since June 1990. Mr. Crooks is a director of and consultant to Allen & Company Incorporated. Mr. Crooks served as a Managing Director of Allen & Company Incorporated for more than five years prior to June 1990. Mr. Crooks is a director of Cypress Bioscience Inc., a biotechnology company engaged in developing, manufacturing and marketing products for the treatment of immune-related diseases and cancers.

John S. Hendricks was appointed as a Director of the Company in May 1997. He has been Chairman and Chief Executive Officer of Discovery Communications, Inc., a privately-held, diversified media company, since he founded the company in 1982 in order to develop a new cable television service. The effort resulted in the launch of the Discovery Channel in 1985, which has become one of the world's largest cable television networks. Mr. Hendricks is a member of the boards of various cable television industry groups, educational institutions and other organizations promoting natural history and science. Mr. Hendricks is Chairman of the Board of Governors of the National Academy of Cable Programming.

W. Frank King III was elected a Director of the Company in June 1992. He is presently President, Chief Executive Officer, and a Director of PSW Technologies, Inc., a leading provider of technology for open systems computing. From 1988 to November 1991, Dr. King was a Senior Vice President of Development of Lotus Development Corporation. Prior to joining Lotus, Dr. King held various positions with IBM over 19 years, the most recent as Vice President of Development in its Entry Systems Division. Dr. King is a director of SystemSoft Corporation, a software engineering company; Auspex, Inc., a computer server manufacturer; and Natural Microsystems, Inc., a developer of telephony products.

John G. McMillian was elected a Director in June 1996. Mr. McMillian owns a half interest in Peter Hughes Diving Company, a charter company, and Contender Boats, Inc., a boat manufacturer. He was Chairman and Chief Executive Officer of Allegheny & Western Energy Corporation, a natural gas production and distribution company, from July 1987 until July 1995, when the company was sold. Mr. McMillian serves on the Advisory Committee of Sun Trust Miami, N.A..

Philip J. O'Reilly has been a Director of the Company since April 1988. Mr. O'Reilly is a partner in the law firm of O'Reilly, Marsh, Kearney & Corteselli P.C., in Mineola, New York. Mr. O'Reilly has been in private practice for more than the past five years. Mr. O'Reilly is a director of Cypress Bioscience Inc., a biotechnology company engaged in developing, manufacturing and marketing products for the treatment of immune-related diseases and cancers.


Information Concerning the Board of Directors and Its Committees

      The Board of Directors held four meetings during the fiscal year ended January 31, 1998 and acted by unanimous consent of directors in lieu of a meeting on one other occasion. Each incumbent director attended more than 75% of the aggregate number of meetings of the Board of Directors and appropriate Committees held during fiscal year 1998 since their election except as follows:
During fiscal 1998, Mr. Hendricks was unable to attend one of the two meetings of the Board of Directors held since his election in July 1997.

      The Board of Directors has established a number of Committees. The Audit Committee, consisting of Mr. McMillian (Chairman), Dr. King and Mr. O'Reilly, met four times during fiscal year 1998. The Audit Committee meets with the Company's management, including its Chief Financial Officer, and its independent accountants several times a year to discuss internal controls and accounting matters, the Company's financial statements, and the scope and results of the auditing programs of the independent accountants. The Compensation Committee, currently composed of three directors, Messrs. Crooks (Chairman), O'Reilly and Viguerie, administers management compensation and makes recommendations in that regard to the Board. The Compensation Committee met on two occasions during fiscal 1998. The Stock Option Plan Administration Committee, which currently consists of Messrs. Crooks (Chairman) and O'Reilly, administers the Company's Stock Option Plans. The Stock Option Administration Committee met five times during fiscal 1998 and acted by written consent on one other occasion.

      Each non-employee director is paid $5,000 for each meeting of the Board or its Committees attended, whether in person or by telephone, up to a maximum of $20,000 per fiscal year. Messrs. Keough and Crooks are not paid the foregoing fees. All directors are reimbursed for their expenses in attending meetings of the Board or its Committees. Each non-employee director receives options to purchase 25,000 shares of common stock of Excalibur upon joining the Board and additional options to purchase 25,000 shares of common stock of Excalibur after each subsequent five-year period of service as a member of the Board. The Chairman may be granted additional options to purchase 25,000 shares of common stock of Excalibur upon being elected Chairman and after each subsequent five-year period of service. Mr. Keough has not been granted any stock options.

                                     Item 2
                              SHAREHOLDER PROPOSAL

      A shareholder of the Company has advised the Company of his intent to present the proposal set forth below for a vote of the shareholders at the Annual Meeting. The proposal is set forth below with the Company's reasons for recommending a vote AGAINST the proposal. The Board of Directors and the Company accept no responsibility for the accuracy of either the proposal or the proponent's supporting statement.

      To be adopted, the proposal must be approved by the affirmative vote of the majority of the shares voting on the proposal present in person or represented by proxy at the Annual Meeting. Any shares not voted (by abstention, broker non-vote or otherwise) have no effect on such vote. The resolution which the shareholder plans to introduce at the Annual Meeting is as follows:

      "RESOLVED: That the shareholders of the Company hereby request and recommend that the Board of Directors take all such proper actions to effect the sale, merger or liquidation of the Company and the distribution of the sale proceeds to the shareholders, all in such manner and on such terms as the directors determine will best maximize shareholder value."

      The name, address and number of shares of Common Stock held by the shareholder proponent will be furnished by the Company to any person, orally or in writing, as requested, promptly upon the receipt by the Company of any oral or written request therefor.

Shareholder's Statement:

      In support of the resolution, the shareholder's letter states:

      "The purpose of this proposal is to advise the Board of Directors of the shareholders' concerns with respect to the direction of the Company and of the shareholders' desires to realize the full value of their shareholdings in the Company. It is the view of the proponent of this proposal that management's activities to date have prevented the achievement of such a result. The proposal requests the directors to consider various methods of sale, merger or liquidation with a view to maximizing the value to the shareholders of their holdings in the Company. It is the opinion of the proponent that the current market price of the Company's stock does not reflect the true value of the underlying assets because of investors' lack of confidence that the Company's present management is prepared to adopt appropriate strategies with respect to the business of the Company and its future prospects so as to enable the Company and its shareholders to realize or benefit from such value. Thus, the proponent believes that effecting the sale, merger or liquidation of the Company would be the most attractive and beneficial course of action at this time. It is the proponent's opinion that management's failure to date to actively pursue any of these options has been detrimental to the Company and its shareholders."

      The Board of Directors of the Company recommends a vote "AGAINST" this shareholder proposal for the following reasons.

      The proposal implies that the Board of Directors and management of the Company are not committed to "maximizing the value to shareholders of their holdings in the Company." On the contrary, a fundamental goal of the Company's Board of Directors and its management is to "maximize shareholder value" and the operations of the Company are conducted and managed with this goal in mind every day. While the Company's management and Board of Directors are continually reviewing the Company's strategic options, including whether and under what circumstances opportunities exist to maximize shareholder value by sale, merger or other disposition of the Company or its assets, management and the Board of Directors believe that to formally put the Company up for sale could cause employees who are valuable to the Company to seek long term positions elsewhere, could cause the Company's current customers to reconsider product expansion plans and post contract support commitments of the Company's products, and could result in prospective customers who are considering making commitments in the Company's products to defer such commitments, or to choose to acquire products from the Company's competitors.

      Accordingly, the Board of Directors recommends that you vote "AGAINST" this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.


                             EXECUTIVE COMPENSATION

Identification of Executive Officers and Key Employees

      Each year, the Board of Directors appoints the executive officers of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly appointed and qualified. The following information indicates the position, age and business experience of the current executive officers, Messrs. Condo, Buchanan and Nelson, as well as key employees of the Company. There are no family relationships between any of the executive officers of the Company.

Name                      Age       Position

Patrick C. Condo          41        President and Chief Executive Officer

James H. Buchanan         42        Vice President, Chief Financial Officer,
                                    Treasurer and Secretary

Paul E. Nelson            35        Senior Vice President, Product Development

Daniel C. Agan            45        Vice President, Worldwide Marketing

Steven S. Biegler         49        Vice President, Customer Services

Kamran Khan               34        Vice President, Worldwide Sales

David Nunnerley           41        Vice President, Visual Product Development

Kip Quackenbush           39        Vice President, Business Development


See the discussion included in the preceding section for the business experience of Mr. Condo.

James H. Buchanan joined the Company as Chief Financial Officer in September 1995. Mr. Buchanan was elected Secretary and Treasurer of the Company on November 17, 1995. From March 1991 to August 1995, Mr. Buchanan was Vice President, Controller and Treasurer of Legent Corporation, a software development company. Prior to that, he held several financial management positions with Norfolk Southern Corporation and PepsiCo. Mr. Buchanan is a certified public accountant.

Paul E. Nelson was named the Company's Senior Vice President, Product Development in January 1998. Mr. Nelson served as a Director of the Company from January 1, 1997 to July 21, 1997. He joined the Company as Vice President, Text Products in July 1995 in connection with the Company's acquisition of ConQuest Software, Inc. ("ConQuest"), a company that Mr. Nelson co-founded in 1990. Mr. Nelson was Senior Vice President of Product Development and a Director of ConQuest.

Daniel C. Agan joined the Company as Vice President, Worldwide Marketing in September 1996. From 1991 through 1996, Mr. Agan was President and Chief Executive Officer of Agan Associates, Limited, a marketing consulting firm with experience providing executive-level service to a diverse range of clients in the technology, on-line and broadcasting industries. Prior to this, Mr. Agan spent fifteen years with the Public Broadcasting Service (PBS) where he served in a variety of capacities, most notably as Senior Vice President for National Programming and Promotion.

Steven S. Biegler was named Vice President, Customer Services in February 1998. Since joining the Company in May 1996 as Director of Professional Services, Mr. Biegler has overseen technical support, implementation services, education services and software manufacturing, shipping and receiving. From 1995 to 1996, Mr. Biegler was Vice President of Operations for Seiko Computer Systems. Prior to that, he was Vice President of Product Support and Installations for Summit Information Systems since 1993.

Kamran Khan was named Vice President, Worldwide Sales in May 1997. Previously, Mr. Khan held several sales management positions since joining the Company in September 1993. Mr. Khan served as general manager of the Company's international sales operation and wholly-owned subsidiary Excalibur Technologies, Ltd., located in the United Kingdom, from August 1995 until his appointment to Vice President. Prior to joining the Company, Mr. Khan held various positions, including regional business manager, with PAFEC Limited, a leading firm in the United Kingdom involved with the development and implementation of computer-aided engineering and engineering document management software systems.

David Nunnerley was named Vice President, Visual Product Development in February 1998 and has been instrumental in the development of the Company's visual products since joining the Company in 1996. From 1994 to 1996, Mr. Nunnerley was Vice President of Engineering for Videopress Software, a software company providing video delivery products and solutions to cable companies deploying cable modems. Prior to that, Mr. Nunnerley held various product management/marketing roles and management positions with Digital Equipment Corporation.

Kip Quackenbush joined the Company as Vice President of Business Development in October 1997. From 1995 to 1996, Mr. Quackenbush was Director of Sales and Business Development for Oracle Corporation's New Media Division. Prior to that, Mr. Quackenbush spent six years with Digital Equipment Corporation where he held several business development positions, most recently as Senior Business Development Manager, Video and Interactive Information Services.

Summary Compensation Table

     The following table presents information concerning the compensation of the Chief Executive Officer and each of the other most highly compensated executive officers during the 1998 fiscal year (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company for the fiscal year ended January 31, 1998, as well as the previous two fiscal years:

                                                                           Long Term Compensation
                                                                 -----------------------------------------
                                        Annual Compensation             Awards             Payouts
                                   ----------------------------- --------------------- -------------------
                                                         Other               Securities           All
                                                         Annual  Restricted  Under-               Other
                                                         Compen-   Stock     lying      LTIP      Compen-
Name and Principal          Fiscal                       sation    Award     Options/  Payouts    sation
Position                     Year  Salary($)  Bonus($)     ($)      ($)      SARs(#)     ($)       ($)
--------                     ----  ---------  --------     ---      ---      -------     ---       ---
Patrick C. Condo             1998   200,000    86,000       --       --      400,000 (1)  --           --
Chief Executive              1997   200,000    46,200       --       --           --      --           --
 Officer and President       1996   145,833    74,250       --       --      200,000      --      131,862 (2)

James H. Buchanan            1998   165,514    70,950       --       --      150,000 (3)  --           --
Vice President, Chief        1997   155,688    34,650       --       --           --      --        1,395 (4)
 Financial Officer,          1996    57,955    30,000       --       --      100,000      --       50,000 (4)
 Secretary and Treasurer

Paul E. Nelson               1998   157,500    69,586       --       --       84,750 (5)  --           --
Senior Vice President,       1997   150,000    34,650       --       --           --      --           --
 Product Development         1996    86,250    33,000       --       --       84,750      --           --

(1) This amount includes options to purchase 300,000 shares that were granted in prior years and subsequently repriced on May 8, 1997. Disclosure with respect to such repricing follows in this Proxy Statement, including under the table captioned "Ten-Year Option Repricings."

(2)  This  amount  includes  reimbursed   relocation  payments  of  $78,194  and
     reimbursed taxes of $53,668.

(3) This amount includes options to purchase 100,000 shares that were granted in prior years and subsequently repriced on May 8, 1997. Disclosure with respect to such repricing follows in this Proxy Statement, including under the table captioned "Ten-Year Option Repricings."

(4)  Other  compensation  includes  the  reported  value  of  a  quota club trip
     attended  by  the  officer's   spouse  in  1997,  and  includes  reimbursed
     relocation costs in 1996.

(5) Represents options to purchase 84,750 shares that were granted in prior years and subsequently repriced on May 8, 1997. Disclosure with respect to such repricing follows in this Proxy Statement, including under the table captioned "Ten-Year Option Repricings."

Option Grants in Last Fiscal Year

                      Individual Grants                               Potential Realizable
                       -----------------                                Value at Assumed
                                  % of Total                             Annual Rates of
                                  Options                                   Stock Price
                                  Granted to                             Appreciation for
                                  Employees    Exercise                   Option Term (3)
                    Options       in Fiscal    or Base    Expiration      ---------------
Name                Granted (#)   Year(1)(2)   Price         Date        5% ($)      10% ($)
----                -----------   -----------  --------   ----------   ---------   ----------
Patrick C. Condo    100,000          12.3%      $7.63       8/13/07     479,847     1,216,025
                    10,000 (4)          *       $4.75      11/13/02      14,683        32,890
                    15,000 (4)          *       $4.75       1/04/04      27,371        63,207
                    75,000 (4)        3.8       $4.75      12/06/04     159,576       377,879
                   100,000 (4)        5.0       $4.75       6/02/05     229,329       550,409
                   100,000 (4)        5.0       $4.75      11/01/05     243,786       591,927

James H. Buchanan   50,000            6.2       $7.63       8/13/07     239,923       608,013
                    30,000 (4)        1.5       $4.75       9/13/05      71,728       173,509
                    70,000 (4)        3.5       $4.75      11/01/05     170,650       414,349

Paul E. Nelson      84,750 (4)        4.3       $4.75       7/20/05     198,198       477,432

-------------------------------------------

*   Represents less than 1%.

(1) These options vest in equal 12-1/2% increments every six months from the dates of original grant.

(2) For options that were granted in fiscal year 1998, the denominator used to calculate the percentage of total options granted does not consider approximately 1.2 million options that were granted in prior years and subsequently repriced on May 8, 1997. For options that were repriced on May 8, 1997, the denominator includes the 1.2 million repriced options.

(3) The option term used to calculate potential realized value is the term commencing with the original grant date, or in the case of options that were repriced, the term commencing with the date of the repricing; the option price used is the exercise price stated in the table. The amounts shown are hypothetical gains that would exist for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.

(4) Reflects options that were granted in prior years and subsequently repriced on May 8, 1997. Repriced options were not exercisable for a period of six months following the repricing date except in a transaction involving a change of control of the Company.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values

                                              Number of Securities      Value of
                                                   Underlying         Unexercised
                                                   Unexercised        In-the-Money
                                                 Options/SARS at    (Options/SARS at
                       Shares                    Fiscal Year-End     Fiscal Year-End
                     Acquired on    Value       (#) Exercisable/    ($) Exercisable/
      Name           Exercise(#)  Realized ($      Unexercisable     Unexercisable (1)
      ----           -----------  ------------  ----------------   -------------------
Patrick C. Condo       --            --         193,750/206,250    $1,138,281/$923,719


James H. Buchanan      --            --          50,000/100,000      $293,750/$443,500


Paul E. Nelson       97,982 (2)    $556,635      57,794/ 31,782      $342,484/$186,719



(1) The closing price of the Company's common stock on January 30, 1998, the last trading day of the Company's fiscal year, was $10.625 per share.

(2) Represents options that were scheduled to expire between April 30, 1997 and September 30, 1997.



Report of the Board of Directors on Repricing of Options

     The Board of Directors held a meeting on May 7, 1997, from which Patrick C. Condo and Paul E. Nelson as employees of the Company abstained, in which the Chairman reported that the Board of Directors and management of the Company were aware that the stock market's disfavor over the previous several months with many technology companies, including the Company, had affected the value of options outstanding under existing stock option plans. One effect of the depressed market price of the Company's common stock was the substantial differential between the equity based incentives being realized by longer term employees with those expected to be provided to newly hired persons. The Board of Directors felt it was important to restore incentives and motivation for the Company's employees by lowering the exercise price of the options. In addition, the Board of Directors also felt that such action was important in order to counteract its competitors' ability to lure the Company's valuable long-term employees with options priced at current trading prices.

     The Board believes that the future success of the Company is dependent upon the Company's ability to attract, retain and motivate its employees and that the Company's stock option plans are an important factor in achieving those goals. Accordingly, the Chairman recommended that the Company's Board of Directors approve an option repricing program whereby current employees of the Company holding options under the 1989 and 1995 stock option plans could elect to have the exercise price of some or all of their options reduced to $4.75 per share, the closing price of the Company's common stock on May 7, 1997 as reported by NASDAQ. Repriced options would be unchanged in all other respects, except that for a period of six months, any options elected to be repriced would not be exercisable other than in a transaction involving a change of control of the Company.

     Following a discussion by the Board, the recommendation of the Chairman was unanimously approved, and the option repricing program was adopted. The following table sets forth all repricings of options held by any executive officer during the last ten completed fiscal years.

                                    Board of Directors
                                    Donald R. Keough, Chairman
                                    Richard M. Crooks, Jr.
                                    John S. Hendricks
                                    W. Frank King III
                                    John G. McMillian
                                    Philip J. O'Reilly
                                    Shaun C. Viguerie

Ten-Year Option Repricings

                       Number of       Market                              Length of Original
                       Securities     Price of        Exercise                Option Term
                       Underlying     Stock at        Price at       New       Remaining
                        Options       Time of          Time of     Exercise    at date of
Name            Date   Repriced (#)  Repricing ($)  Repricing ($)  Price ($)   Repricing
----            ----   ------------  -------------  -------------  ---------   -----------
Patrick C.     5/8/97     10,000        $4.75          $12.40        $4.75      5.5 years
    Condo      5/8/97     15,000        $4.75          $11.64        $4.75      6.7 years
               5/8/97     75,000        $4.75          $ 6.34        $4.75      7.6 years
               5/8/97    100,000        $4.75          $12.41        $4.75      8.1 years
               5/8/97    100,000        $4.75          $15.97        $4.75      8.5 years

James H.
    Buchanan   5/8/97     30,000        $4.75          $16.85        $4.75      8.4 years
               5/8/97     70,000        $4.75          $15.97        $4.75      8.5 years

Paul E.
    Nelson     5/8/97     84,750        $4.75          $15.23        $4.75      8.2 years


Description of the 1989 Incentive Plan

       In September 1989, the Company adopted and its shareholders approved the 1989 Incentive Plan (the "1989 Plan") which authorized the granting of options to purchase shares of the Company's common stock, and other forms of incentive compensation, in order to attract and retain personnel who possess a high degree of competence, experience and motivation. At present, options to purchase up to 3,450,000 shares may be granted pursuant to the 1989 Plan, including the 1,000,000 shares authorized by the Company's shareholders in June, 1996.

       The 1989 Plan provides for the issuance of incentive stock options within the meaning of Section 422A of the Internal Revenue Code and non-qualified stock options, as well as stock appreciation rights. All employees, including officers and directors who are also employees, are eligible to be granted incentive stock options under the 1989 Plan. Non-qualified stock options may be granted under the 1989 Plan to employees or to other persons who perform substantial services for or on behalf of the Company, including officers and directors who are not members of the Stock Option Plan Administration Committee of the Board of Directors (the "Committee"). Options are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

       The 1989 Plan is currently administered by the Committee. Subject to the terms of the 1989 Plan, the Committee has the authority to determine all terms and provisions under which stock options are granted under the 1989 Plan, including determining the individuals to whom options may be granted, the exercise price and number of shares subject to each option, the time or times during which all or a portion of each option may be exercised and certain other terms of each option. The maximum term of options granted under the 1989 Plan is ten years.

       Under the Company's 1989 Plan, incentive stock options have been granted to officers and key employees of the Company to purchase shares of the common stock at a purchase price equal to the fair market value of the common stock on the date of grant. The Committee has the power, when and to the extent it deems appropriate and with the consent of optionees, to substitute outstanding options with replacement options at a lower exercise price. Options granted and outstanding under the 1989 Plan vest over a period of up to four years. The 1989 Plan provides that optionees may be granted stock appreciation rights ("SARs") at the discretion of the Board of Directors. No SARs have been granted to date under the 1989 Plan. The vesting schedule of outstanding options granted under the 1989 Plan would accelerate in the event of the occurrence of certain events constituting a change in control of the Company.

       Upon termination of an employee for cause, such employee's stock options will terminate. If the employee is involuntarily terminated without cause, his stock options will be exercisable for three months following termination or until the end of the option period, whichever is shorter. Upon the disability or retirement of the employee, stock options will be exercisable within the lesser of the remainder of the option period or one year from the date of disability or retirement. Upon the death of an employee, stock options will be exercisable by the deceased employee's representative within the lesser of the remainder of the option period or one year from the date of the employee's death. Unless otherwise determined by the Committee, only options which are exercisable on the date of termination, death, disability or retirement may be subsequently exercised. Options granted to non-employees including directors do not terminate upon termination of such persons' relationship with the Company.

       The 1989 Plan may be amended by the Board of Directors, except that the Board may not, without the approval of the Company's stockholders, increase the number of shares available for distribution, decrease the option price of a stock option below 100% of the fair market value at grant, change the pricing rule applicable for stock purchase rights, change the class of employees eligible to receive awards under the 1989 Plan or extend the term of any option award.

Description of the 1995 Stock Option Plan

       The 1995 Stock Option Plan authorizes the granting of stock options and other forms of incentive compensation to purchase up to 400,000 shares of the Company's common stock in order to attract and retain personnel who possess a high degree of competence, experience and motivation. The terms of the 1995 Stock Option Plan are identical to the 1989 Stock Option Plan described above, except that the 1995 Stock Option Plan does not provide that optionees may be granted stock appreciation rights. The 1995 Stock Option Plan is administered by the Committee.


Description of the Stock Purchase Plan

      In June 1996, the shareholders approved the Stock Purchase Plan (the "Stock Plan") for the purpose of encouraging eligible employees to acquire shares of the Company's Common Stock. All active employees of the Company are eligible to participate. The aggregate number of shares of Common Stock which may be purchased under the Stock Plan shall not exceed 250,000, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock.

      The Company makes grants of options on February 1 and/or August 1 of each year the Stock Plan is in effect or on such other designated date. Each eligible employee on a date of exercise is entitled to purchase shares of Common Stock at a purchase price equal to 85% of the closing sale price of shares of Common Stock in the over-the-counter market on the applicable date of exercise. Options are exercised on April 30, July 31, October 31 and January 31 of each fiscal year.

      Payment for shares of Common Stock purchased under the Stock Plan is made by authorized payroll deductions from an eligible employees' eligible compensation. Eligible employees who elect to participate in the Plan designate that a stated whole percentage equaling at least 1%, but no more than 10% of eligible compensation be deducted. No participant in the Stock Plan is permitted to purchase Common Stock under the Stock Plan at a rate that exceeds $25,000 in fair market value of Common Stock, determined at the time options are granted, for each calendar year.

      It is intended that the Stock Plan constitutes an "employee stock purchase plan" under the provisions of Section 423 of the Code. No Federal income tax liability results from the grant or exercise of an option to purchase shares of Common Stock pursuant to the Stock Plan, although amounts deducted from payroll are included in an employee's compensation as ordinary income.

      The Board of Directors shall have the right to terminate the Stock Plan or any offering at any time for any reason. The Stock Plan is anticipated to continue in effect through July 31, 2001.


Report of the Compensation Committee

      The following is the Report of the Compensation Committee of the Board of Directors, describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended January 31, 1998 (the information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (SEC) nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (the Exchange Act), except to the extent that the Company specifically incorporates it by reference into such filing):

      As members of the Compensation Committee, it is our duty to set compensation policies applicable to the Company's executive officers and to evaluate the performance of the Company's executive officers.

      The compensation policy of the Company is that a substantial portion of the annual compensation of each executive officer should relate to and be contingent upon the performance of the Company, as well as the individual contribution of each executive officer. In addition, the Compensation Committee believes that the total compensation package must be competitive with other companies in the industry to ensure that the Company can continue to attract, retain and motivate key executives who are critical to the long-term success of the Company. Under the Company's bonus scheme, bonuses are paid based upon the Company attaining certain sales, expense and profitability goals and on each officer's individual contribution to the Company's attainment of such goals.

      Mr. Condo's base salary for the fiscal year ended January 31, 1998 was $200,000. Mr. Condo's salary was determined by negotiation between Mr. Condo and the Company. Mr. Condo's bonus plan was renegotiated following the end of the first quarter. Mr. Condo was paid $86,000 during fiscal year 1998, all of which was paid subsequent to the first quarter, for the achievement of certain goals in the nine months remaining in the fiscal year. Twenty-seven percent of Mr. Condo's potential bonus was based on the achievement of quarterly revenue goals; twenty-seven percent was based on the achievement of quarterly profitability goals; twenty-three percent was based on the achievement of revenue and profitability goals for the nine months ended January 31, 1998 and twenty-three percent was based on the achievement of working capital and cash position goals at year-end.

      During fiscal 1998, the Committee also considered stock option grants to each of the executive officers of the Company. Mr. Condo received 100,000 stock options. The Committee believes that the use of stock options links the interest of officers and employees of the Company to the interest of the shareholders. Executive grants were approved by both the Stock Option Plan Administration Committee which includes Messrs. Crooks and O'Reilly and by Mr. Keough, Chairman of the Board.

      Compensation Committee:    Richard M. Crooks, Jr., Chairman
                                 Philip J. O'Reilly
                                 Shaun C. Viguerie



Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee during fiscal 1998 were Messrs. Crooks, O'Reilly and Viguerie, none of whom is an officer or employee of the Company or its subsidiaries. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.


Employment Agreements

      Under an agreement between the Company and Patrick C. Condo, President and Chief Executive Officer entered into in May 1998, Mr. Condo will be paid an amount equal to twelve months' base salary plus bonus compensation and continuation of his employee benefits for one year in the event Mr. Condo's employment is terminated or he is removed from his position as Chief Executive Officer within six months following certain "change of control" events relating to the Company. For fiscal 1998, Mr. Condo's annual salary and bonus amounted to $286,000. Such arrangement was approved by the full Board of Directors.

      The offer of employment letter dated September 7, 1995 for James H. Buchanan, Chief Financial Officer, Secretary and Treasurer of the Company, stipulates that Mr. Buchanan will be paid an amount equal to twelve months' base salary in semi-monthly installments should his employment be terminated by the Company without cause.

      On July 20, 1995, the Company entered into an Employment Agreement with Paul E. Nelson, a co-founder of ConQuest in connection with the Company's acquisition of ConQuest. Pursuant to his Employment Agreement, Mr. Nelson was awarded options to purchase 84,750 shares of common stock of the Company in July 1995 at an exercise price of $15.23 per share. The options were subsequently elected by Mr. Nelson to be repriced on May 8, 1997 to $4.75 per share as part of the Company's stock option repricing program. The Employment Agreement included a two-year term that expired on July 20, 1997.

Performance Graph

      The following graph is a comparison of the cumulative total return to shareholders of the Company's Common Stock at January 31, 1998 since February 1, 1993 to the cumulative total return over such period of (i) the NASDAQ Stock Market-U.S., and (ii) the Standard & Poor's High Tech Composite, assuming an investment in each of $100 on February 1, 1993 and the reinvestment of dividends. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.


  (Cumulative Total Return graph appears here, plot points are as follows)


                            Cumulative Total Return

                                            Fiscal Year Ended January 31,
                                      ---------------------------------------
                                      1993   1994   1995   1996   1997   1998

Excalibur Technologies
   Corporation (EXCA)                  100     92     60    224    106     85

NASDAQ Stock Market (U.S.)             100    115    110    155    203    240

Standard & Poor's
   Technology Sector                   100    123    137    203    314    380

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of April 30, 1998, information concerning the ownership of Common Stock of the Company of (i) all persons known to the Company to beneficially own 5% or more of the Company's Common Stock,
(ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group.

                                     Amount and Nature         Percent
Name and Address                       of Beneficial           of Class
of Beneficial Owner                    Ownership (1)            Owned
----------------------------        ------------------         --------

Allen & Company Incorporated        3,725,846 (2)(3)            27.6%
711 Fifth Avenue
New York, NY 10022

Donald R. Keough                      130,000 (4)                1.0%

Patrick C. Condo                      241,648 (5)                1.8%

Richard M. Crooks, Jr.                399,750 (6)                3.0%

John S. Hendricks                      25,000 (7)                 *

W. Frank King III                      38,000 (8)                 *

John G. McMillian                      40,000 (9)                 *

Philip J. O'Reilly                     30,000 (10)                *

Shaun C. Viguerie                      55,510 (11)                *

James H. Buchanan                      69,595 (12)                *

Paul E. Nelson                        346,823 (13)               2.6%

All directors and executive
officers as a group (12 persons)    1,376,326 (14)               9.9%



*    Represents less than one percent of the outstanding common stock.

(1) To the Company's knowledge, each person listed has sole voting and investment power as to the shares indicated, except as described below.

(2) Does not include shares owned by persons, including Messrs. Keough and Crooks and entities which, together with Allen & Company Incorporated, may be considered a "group," as such term is defined by Section 13(d) of the Securities Exchange Act of 1934, because (as reported on Schedule 13D filed with the SEC on July 21, 1997) many of these persons or entities are Allen stockholders, officers, directors or relatives of the foregoing. No person or entity included in this possible "group," with the exception of Allen & Company Incorporated, owns 5% or more of the outstanding common stock.

(3) Includes 271,800 shares of common stock issuable upon conversion of 27,180 shares of the Company's cumulative convertible preferred stock.

(4) Does not include shares owned by Allen & Company Incorporated, of which Mr. Keough is Chairman of the Board, and as to which shares Mr. Keough disclaims beneficial ownership.

(5) Includes (a) 10,000 shares of common stock owned beneficially but not of record upon exercise of stock options at a price of $4.75 per share expiring November 13, 2002; (b) 15,000 shares of common stock owned beneficially but not of record upon exercise of stock options at a price of $4.75 per share, expiring January 4, 2004; (c) 65,625 shares of common stock owned beneficially but not of record upon exercise of stock options at a price of $4.75 per share, expiring December 6, 2004; (d) 75,000 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options at a price of $4.75 per share, expiring June 2, 2005; (e) 62,500 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options at a price of $4.75 per share expiring November 1, 2005; and (f) 12,500 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options at a price of $7.63 per share expiring August 13, 2007.

(6) Includes (a) 50,000 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $16.10 per share expiring June 28, 2000, and (b) 50,000 shares of common stock issuable upon exercise of stock options of the Company at a price of $20.56 per share expiring November 27, 2005. Does not include shares owned by Allen & Company Incorporated, of which Mr. Crooks is a director and as to which shares Mr. Crooks disclaims beneficial ownership.

(7) Includes 25,000 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options the Company at a price of $4.875 per share expiring June 2, 2007.

(8) Includes (a) 13,000 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $12.50 per share, expiring July 2, 2002; and (b) 25,000 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $4.75 per share, expiring May 8, 2007.

(9) Includes (a) 25,000 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $22.50 per share, expiring June 28, 2006, and (b) 10,000 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $14.00 per share, expiring October 28, 2006.

(10) Includes 25,000 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $13.00 per share expiring March 12, 2003.

(11) Includes (a) 25,000 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $22.50 per share expiring June 28, 2006, and (b) 510 shares owned beneficially by Mr. Viguerie's spouse, as to which shares Mr.
     Viguerie disclaims beneficial ownership.

(12) Includes (a) 18,750 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $4.75 per share expiring September 13, 2005; (b) 43,750 shares owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $4.75 per share expiring November 1, 2005; and ( c) 6,250 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $4.75 per share expiring August 13, 2007.

(13) Includes (a) 2,413 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $4.14 per share expiring May 31, 1998; (b) 2,413 shares owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $4.14 per share expiring December 31, 1998; and ( c) 52,968 shares of common stock owned beneficially but not of record, issuable upon exercise of stock options of the Company at a price of $4.75 per share expiring July 20, 2005.

(14) Includes 615,169 shares of common stock owned beneficially but not of record, issuable upon the exercise of options to purchase common stock of the Company.

Certain Relationships and Related Transactions

       Donald R. Keough, the Chairman of the Board of Directors of the Company, is the Chairman of the Board of Allen & Company Incorporated ("Allen"). Richard
M. Crooks, Jr., a director of the Company, is a director of and consultant to Allen.

       The Company's policy is that it will not make loans to, or enter into other transactions with directors, officers or affiliates unless such loans or transactions are approved by a majority of the Company's independent disinterested directors, may reasonably be expected to benefit the Company, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

See also "Compensation Committee Interlocks and Insider Participation" above.


Compliance With Section 16(a) of the Exchange Act

       Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC thereunder require the Company's executive officers and directors, and persons who own more that ten percent of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that during or with respect to the period from February 1, 1997 to January 31, 1998 all of the Section 16(a) filing requirements applicable to its executive officers, directors and ten percent shareholders were complied with on a timely basis.


Shareholder Proposals To Be Presented At Next Annual Meeting

       Proposals of shareholders intended to be presented by such shareholders at next year's Annual Meeting must be received by the Company at its principal office no later than January 20, 1999 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                                  OTHER MATTERS

Expenses of Solicitation

      The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company, and the entire cost of such solicitation will be borne by the Company. Proxies may also be solicited by directors, officers and employees of the Company, without additional compensation, by personal interview, telephone and facsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.


Discretionary Authority

      The Annual Meeting is called for the specific purposes set forth in the Notice of Meeting and discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement, the Company does not expect that any other matters will be submitted for consideration at the Annual Meeting other than those specifically referred to above. If any other matters properly come before the Annual Meeting, the proxy holders will be entitled to exercise discretionary authority.

                                    By Order of the Board of Directors,

                                    James H. Buchanan
                                    Secretary


Dated: Vienna, Virginia
       May 20, 1998

--------------------------------------------------------------------------------
PROXY                  EXCALIBUR TECHNOLOGIES CORPORATION                  PROXY
                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182

The undersigned holder of Common Stock of Excalibur Technologies Corporation (the "Company") hereby constitutes and appoints Patrick C. Condo and James H. Buchanan, and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned to vote the shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at The McLean Hilton Hotel, 7920 Jones Branch Drive, McLean, Virginia 22102, on Thursday, June 18, 1998 at 10:00 a.m., local time, or at any and all adjournments thereof, on all matters as may properly come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meetings.

Each of such attorneys and proxies present at the meeting shall and may exercise the powers granted hereunder.

Receipt is acknowledged of the Notice of Annual Meeting of Shareholders dated May 20, 1998 and the Proxy Statement accompanying said notice.

Said attorneys are hereby instructed to vote as specified below. If no specification is made, this proxy will be voted FOR Item 1 below and AGAINST
Item 2 on the reverse side.

1. Election of the following seven (7) nominees to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

  Nominees:  Donald R. Keough      Patrick C. Condo      Richard M. Crooks, Jr.
             W. Frank King III     John G. McMillian     Philip J. O'Reilly
             John S. Hendricks


[ ] FOR   [ ] WITHHELD   [ ]
                            ----------------------------------------------------
                                 For all nominees except as noted above

--------------------------------------------------------------------------------

2. Consider and take action on the shareholder proposal described in the Proxy Statement.

[ ] FOR    [ ] AGAINST    [ ] ABSTAIN


3. In their discretion, to vote upon such other matters as may properly come before the meeting.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS





                                   Dated:                           , 1998
                                         ----------------------


                                   ---------------------------------------
                                   Signature

                                   ---------------------------------------
                                   Signature(s) if held jointly


Please sign your name as it appears hereon. In the case of joint owners or tenants in common, each should sign. If signing as a trustee, guardian or in any other representative capacity or on behalf of a corporation or partnership, please indicate your title.

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